Exhibit 99.1

Forex International Trading Corp. Announces Fiscal Year 2010 Audited Results for Triple 8 Limited

NEW YORK, March17, 2011 (BUSINESS WIRE) -- Forex International Trading Corp. (the "Company") (OTCBB:FXIT), a company principally engaged in offering via affiliates a web-based foreign currency trading platform to non US residents, professionals and retail clients, announced for the year ended December 31, 2010, revenues for Triple 8 Limited, ("Triple"), which is approximately 45% owned by the Company. Triple’s revenue increased $5,128,421 or 221% to $7,450,811, compared to $2,322,390 for the corresponding prior year. Adjusted Pro Forma EBITDA for the year was $1,008,038, an increase of $1,450,647 compared to a loss of $442,609, for the prior year.

“Triple 8 Limited’s offshore trading platform delivered strong growth for the year – growing new accounts by 226%, revenue by 221% and going from an adjusted Pro Forma loss of over $440,000 to a profit of over $1 million,” said Darren Dunckel, Chief Executive Officer of the Company.“2010 was an exciting year for us as we strategically put together the components that we believe will enable us to become a power house Forex trading firm.”

“In addition, Triple 8 Limited’s UFX subsidiary’s office was relocated into a larger space and we added additional employees to support the growth that was not only experienced in 2010 but to also provide room for future growth.”

TRIPLE 8 LIMITED
AUDITED COMBINED STATEMENT OF OPERATIONS
	Year ended	Year ended
	December 31st	December 31st
	2010	2009
	U.S Dollars	U.S Dollars
Revenues
Net (losses) gain from foreign currency future operations	7,444,909	2,322,390
Consulting	5,903	-
Total Revenues	7,450,811	2,322,390
Operating Expenses
Direct costs	647,190	513,089
IT & System	331,733	89,842
Dealing	293,359	206,663
Sales	1,039,181	495,583
Marketing	2,977,369	787,862
Finance & Regulation	218,928	88,764
General and Administrative	528,242	349,338
Rent and office	183,228	102,253
Finance Expenses	223,543	131,605
Total Operating Expenses	6,442,773	2,764,999
Operating P&L	1,008,038	(442,609)
Depreciation	348,209	45,370
Financing Expenses
Interest income	(44,964)	-
Financing P&L	(44,964)	-
Profit & Loss before income taxes	614,865	(487,979)
Income tax expense	(66,966)	(68,522)
Net Income (Loss)	547,899	(556,501)

About Forex International Trading Corp.
Headquartered in New York, NY, Forex International Trading Corp. operates an advanced online trading platform for Forex markets to non U.S. residents. This platform allows self-directed, broker-assisted, managed accounts and accumulation programs. Through the platform, customers have access to over 20 currencies and bullion deliveries. In addition, the company is developing a trading platform for U.S. residents. The company provides education and training via the web as well as at its midtown Manhattan location. The Foreign Currency Market ("Forex" or "FX") is created by the global exchange of currencies. According to the Bank for International Settlements, the average daily turnover, or, volume in the Global FX market in April 2010 was $4 Trillion compared to only $1.2 Trillion in 2001 (Wall Street Journal, Sept. 1, 2010). Historically, access to the FX market was only available to governments, commercial banks, corporations, and other large financial institutions. The Company is now capitalizing on the growth of online currency trading through its state of the art web-based trading platform.

For more information, please visit: http://forex-international-trading.com

About Triple 8 Limited
Headquartered in Cypress, Triple 8 Limited which operates an advanced online trading platform for Forex markets to non U.S. residents. Triple operations run on a ParagonEX platform that includes: Trading & Risk Management; Marketing & Sales; Customer Service Support and Retention; and Back Office Compliance and Administration. Triple’s web based platform is available in 9 different languages. Triple has an experienced team of executives with strong backgrounds in online Forex Trading.

Forward-Looking Statements: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations Contact
Paul DeRiso
Core Consulting Group
925-465-6088
paul@coreconsultingroup.com

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